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                                                                     Exhibit 2.1
                                                                     -----------

                             Amended and Restated
                              TRANSFER AGREEMENT

     This Amended and Restated Transfer Agreement (this "Amendment") is entered
                                                         ---------
into as of August 3, 2001 by and among Cabletron Systems, Inc., a Delaware corporation ("CSI") and Riverstone Networks, Inc., a Delaware corporation
              ---
("Riverstone").
  ----------

                                   RECITALS

     WHEREAS the parties entered into the Transfer Agreement (the "Agreement") dated July 10, 2001, and the parties now wish to amend and restate the Agreement;

     WHEREAS CSI currently holds securities valued at $13 million (the "Investment Securities") in certain entities (the "Investment Companies") as
----------------------                             --------------------
listed on Exhibit A hereto;
          ---------

     WHEREAS CSI wishes to transfer to Riverstone $122,237,378.00 in cash (the "Cash") and all of its rights and obligations relating to the Investment
-----
Securities, in exchange for 7,117,757 shares of common stock, par value $.01 per share, of Riverstone (the "Riverstone Shares"); and
                           -----------------

     WHEREAS, in exchange for the Cash and the Investment Securities, Riverstone wishes (i) to issue the Riverstone Shares to CSI and (ii) to assume all obligations of CSI as a security holder with respect to the Investment Securities being assigned to it;

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, CSI and Riverstone agree as follows:

1.   Amendment and Restatement.  The parties hereby agree that this  Amendment
     -------------------------
     amends the Agreement to the extent expressly provided herein and otherwise restates the Agreement in its entirety effective as of the date of that Agreement.

2.   Transfer of Cash and Investment Securities for the Riverstone Shares.
     --------------------------------------------------------------------
     Subject to the terms and conditions herein set forth:

     2.1. The Transfer.  CSI hereby agrees to transfer to Riverstone the Cash
          ------------
          of its rights, title and interest in and to the Investment Securities, free and clear of any liens, and in exchange therefor, Riverstone shall issue to CSI the Riverstone Shares free and clear of any liens, and shall assume any liabilities and obligations associated with the Investment Securities, including but not limited to the obligations of CSI set forth on Exhibit B hereto, all effective as of the Closing (as
                           ---------
          defined in Section 4), except

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          for transfer of title to the Investment Securities, which shall occur as set forth in Section 1.2 below.

     1.2. Transfer of Title.  CSI and Riverstone hereby covenant and agree to
          -----------------
          execute and deliver such further instruments and take such further actions as may be required to (a) provide notice to the Investment Companies regarding, or obtain the consent of the Investment Companies to, the substitution of Riverstone in place of CSI as the record owner of the Investment Securities, (b) convey title to the Investment Securities to Riverstone as soon as practicable after the Closing, and
          (c) cause Riverstone to be admitted as a party to all applicable investment documents, including without limitation, any shareholder agreements or registration rights agreement relating to the Investment Securities ("Investment Documents").
                       --------------------

     1.3. Continuing Obligations. CSI agrees and acknowledges that from the
          ----------------------
          Closing and until such time as title to the Investment Securities has been conveyed in accordance herewith and with the terms of any applicable Investment Documents, CSI will (i) remain the record holder of the Investment Securities; (ii) transfer any distributions and forward any notices in respect of the Investment Securities to Riverstone immediately upon receipt thereof; and (iii) vote its Investment Securities as directed by Riverstone.


3.   Riverstone Share Price.  The per share price for the common stock of
     ----------------------
     Riverstone agreed upon by the parties for purposes of determining the number of Riverstone Shares deliverable by Riverstone to CSI hereunder in exchange for the Cash and the Investment Securities was the average closing price for Riverstone common stock for the thirty (30) consecutive trading days ending on July 9, 2001, namely $19.00 per share.

4.   The Closing.  The consummation of the transactions contemplated by Sections
     -----------
     1 and 2 of this Amendment (the "Closing") shall take place on such date
                                     -------
     and at such time as CSI and Riverstone mutually agree, at the offices of Ropes & Gray, One International Place, Boston, MA 02110, or at such other location as CSI and Riverstone mutually agree. At the Closing (i) CSI shall deliver the Cash by wire transfer of immediately available funds; and (ii) Riverstone shall deliver to CSI certificates representing the Riverstone Shares.

5.   Miscellaneous.
     -------------

     5.1. Entire Agreement.  This Amendment and the other documents and
          ----------------
          instruments delivered pursuant hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and

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     supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

5.2. Amendment.  The parties hereto may not amend this Amendment except by a
     ---------
     written instrument executed by the parties hereto.

5.3. Severability. In the event that any provision hereof would, under
     ------------
     applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.4. Successors and Assigns.  All of the terms and provisions of this Amendment
     ----------------------
     shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (i) no transfer or assignment by
                       --------  -------
     any party hereto shall be permitted without the prior written consent of the other party hereto and any such attempted transfer or assignment without consent shall be null and void and (ii) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

5.5. Notices.  Any notices or other communications required or permitted
     -------
     hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:


     If to CSI,
              to it at:          Cabletron Systems, Inc.
                                 35 Industrial Way
                                 Building 36
                                 Rochester, NH 03867
                                 Attention:  Chief Financial Officer
                                 Telecopier No.:  (603) 337-1518

     If to Riverstone,
              to it at:          Riverstone Networks, Inc.
                                 5200 Great America Parkway

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                                 Santa Clara, California  95054
                                 Attention:  President
                                 Telecopier No.: (408) 878-6421

      Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two business days after being sent by Federal Express, if sent by Federal Express, (c) one business day after being delivered, if delivered by telecopier and (d) three business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.6.  Interpretation.  Section and subsection headings are not to be considered
      --------------
      part of this Amendment, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any party hereto.

5.7.  Third Party Beneficiaries.  Nothing in this Amendment is intended or shall
      -------------------------
      be construed to entitle any person or entity other than the parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

5.8.  Counterparts.  This Amendment may be executed in any number of
      ------------
      counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

5.9.  Governing Law.  This Amendment shall be governed by and construed in
      -------------
      accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

5.10. Further Assurances.  Each party agrees to take such further action and
      ------------------
      execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Amendment.

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     IN WITNESS WHEREOF, the undersigned have executed this instrument under seal effective as of the date first written above.


                                 CABLETRON SYSTEMS, INC.

Dated: August 3, 2001               By: /s/ Piyush Patel
                                        --------------------------
                                    Name: Piyush Patel
                                    Title: CEO & President


                                 RIVERSTONE NETWORKS, INC.

Dated: August 3, 2001               By: /s/ Romulus Pereira
                                        ---------------------------
                                    Name: Romulus Pereira
                                    Title: CEO

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